Exhibit 10.102

March 1, 2007

Mr. Peter Karmanos, Jr.
Chairman and Chief Executive Officer
Compuware Corporation
One Campus Martius
Detroit, Michigan 48226

Dear Peter:

In consideration of the compensation and benefits specified in this letter, the Board of Directors makes the following offer to you upon your retirement from Compuware Corporation:

      1. You will continue to discharge your duties as Chairman and Chief Executive Officer (CEO) until you retire on a mutually agreeable date to you and the Board (Retirement Date).

      2. The terms of this Agreement shall become effective upon the Retirement Date.

      3. As compensation for your continued services as the company's Chairman and CEO, and as an employee in a consulting role to the company upon your retirement:

                  o The company shall pay you a total of one year's salary at the amount in effect on the Retirement Date in annual installments over a four year period on a monthly basis
                        (Term). In no event shall such annual payment be less than $300,000.00 per year.

                  o The company shall pay you any earned bonuses under the company's executive incentive bonus plans in accordance with their terms.

                  o Your existing stock options shall continue to vest in accordance with the terms of such plans during the Term of this Agreement.

                  o During the term of this Agreement, you shall be eligible to continue to participate in all the company's benefit plans, including without limitation, medical, dental, hospitalization, vision, life and disability (Benefits). Additionally, you shall continue to receive an office, administrative support, automobile and reimbursement for all business-related expenses.

                  o You shall be obligated to abide by the provisions of your previously executed Employee Agreement, including without limitation, the provisions regarding Confidentiality, Non-Competition and Non-Solicitation of Employees.

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      4.    After termination of this Agreement, the following obligations exist:

                  o For termination by the company without cause or by you with cause, you shall receive: (a) bonuses earned through the date of termination; (b) severance payment equal to the full amount of the base salary that would have been paid to you over the unexpired portion of the Term in equal consecutive monthly installments; (c) Benefits through the unexpired portion of the Term of the agreement; and (d) all stock options granted shall become fully vested and exercisable.

                  o     For termination by you without cause, you shall receive:
                        (a) your salary through the date of termination; (b) bonuses earned through the date of termination; and (c) all stock options granted shall become vested and exercisable in accordance with the company's stock option plans.

                  o For termination of this Agreement due to your death or disability as defined under the company's disability insurance provider: (a) your estate or beneficiary shall receive a sum equal to the full amount of the base salary that would have been paid to you over the unexpired portion of the Term and (b) your spouse shall be entitled to participate in the company's medical, dental vision and hospitalization for twenty-four (24) months from the date of your death.

                  o Termination for cause by the company shall mean your willful and continued failure to perform your duties after a written demand by the Board or the willful engaging by you in illegal conduct or gross misconduct which is materially damaging to the company.

                  o You may terminate this Agreement if the company: (a) breaches any material provision of this Agreement and such breach continues for at least ten (10) days after you provide written notice to the company's General Counsel specifying in reasonable detail the nature of the breach; (b) during the Term of this Agreement there is a relocation of the principle corporate offices of the company outside of the Detroit metropolitan area without your prior consent and (c) the failure to timely pay you any amounts due under this Agreement.

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      5.    This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan. You and the company consent to the jurisdiction of the state and federal courts within the State of Michigan.

If you agree and accept the terms of this Agreement, please sign both copies and return one copy to me.

Sincerely,


/s/ William O. Grabe

William O. Grabe
Chairperson, Compensation Committee

I agree and accept the terms of this Agreement:


By:  /s/ Peter Karmanos Jr.                                   Date: 03/01/2007
     ----------------------
     Peter Karmanos, Jr., Chairman and CEO